Exhibit 99.1

Zero Gravity Solutions, Inc. Restructures its Board of Directors to Create a Majority of Independent Directors

BOCA RATON, Fla.— (December 1, 2015),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth, announced today that it has restructured its Board of Directors (Board) to create a majority of independent directors and to further set into motion the Company’s plans to comply with senior exchange listing board composition requirements. In order to accomplish this goal, three members of the Board who were considered inside directors have resigned. The Company has now added three new directors to existing Board members Harvey Kaye, Patrick Kennedy, Edward Cowle and Michael T. Smith. The Company’s new directors are Glenn Stinebaugh, ZGSI’s current President and Chief Executive Officer, and independent Board members, Soumyo Sarkar and Alexander (Alex) Boies.

Soumyo Sarkar is currently CEO & Portfolio Manager of Sūmit Capital LLC, an independent institutionally-oriented investment advisory firm. Founded in 2010, Sūmit Capital is a New York based, SEC-registered investment advisor. Prior to founding Sūmit Capital, Mr. Sarkar was a Managing Director with Deutsche Bank and the Founder and Head of the Deutsche Bank Matched Book Arbitrage Group. He ran the Deutsche Bank Matched Book Arbitrage Group from 1995-2009. Prior to joining Deutsche Bank, Soumyo ran a similar strategy within Credit Suisse proprietary trading group from 1991-1995. Prior to Credit Suisse, Mr. Sarkar held various research and programing roles for over five years with Solomon Brothers, Merrill Lynch and Lehman Brothers.  Mr. Sarkar holds an MBA from the University of Iowa’s Tippie School of Management and a BTech from the BHU Institute of Technology in Varanasi, India.

Alex Boies is currently employed as an associate at the Boies, Schiller & Flexner LLP Law Firm in New York, NY wherein he works with a wide range of clients on complex litigation matters. He was part of the legal team that won a $663M judgment against a guardrail maker in a Qui Tam trial. Mr. Boies began working at the firm as a summer associate in 2014 and commenced full-time employment in October 2015. From August 2012 until May 2015, Mr. Boies was enrolled as a full-time student at New York University – School of Law. During the summer of 2013, Mr. Boies interned at Legal Aid Society in their Bronx, New York – Housing Courthouse office. After graduating from the University of Michigan, Ann Arbor, with a B.S. in statistics, Mr. Boies was employed by Livingston Securities, LLC from February 2010 until May 2012 wherein he assisted in securing a number of private placements and IPOs until Mr. Boies resigned in order to pursue his legal degree. Additionally, Mr. Boies participated in the management of Hawk and Horse Vineyards, a California company owned and operated by his family since 2001. Mr. Boies also was the Executive Producer on the film, “Escape Plan”. Mr. Boies brings a wide range of skills and diverse set of experiences.

“Now that our Company is transitioning from the development stage to near term revenue generation through the introduction of its BAM-FX™ to the world’s agricultural markets, the Company’s corporate governance requirements and our future corporate and shareholder value development plan will be enhanced through the addition of independent directors with skill sets and relationships which will benefit both the Company and our shareholders” stated Harvey Kaye, ZGSI’s chairman of the Board. ZGSI. Mr. Kaye further stated, “We wish to thank our directors who have resigned for their service representing the interest of our Company’s shareholders.”

For more information, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 1, 2015.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX™ technology, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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Forward-Looking Statements

This release may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com